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                                                                 Exhibit 99.2

Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)


For Immediate Release
---------------------

                DIRECTOR ANNOUNCES HE WILL NOT SEEK RE-ELECTION TO
                --------------------------------------------------
                   OHIO CASUALTY CORPORATION BOARD OF DIRECTORS
                   --------------------------------------------


FAIRFIELD, Ohio, February 5, 2003 --- Howard L. Sloneker III, 45, has announced that he will not seek re-election as a member of the Board of Directors of the Ohio Casualty Corporation (NASDAQ: OCAS). He will step down effective April 16, 2003, at the Corporation's Annual Shareholders Meeting. Mr. Sloneker will retain his current position and duties as a senior vice president of the company.

"The Board will miss Howard's insight, his unfaltering devotion to the company and his contributions to the Board," commented President and CEO Dan
R. Carmichael, CPCU. "I applaud his difficult decision and look forward to his continued contributions as the senior vice president of human resources, which is a key strategic element of our success. Howard made the decision to step down in order to open up a seat on the Board that could be occupied by an independent, outside director with the specific expertise and knowledge required to assist with the oversight and strategic direction of the corporation. We will honor Howard for his participation on the Board at the Annual Shareholders Meeting."

Mr. Sloneker was elected to the corporation's Board of Directors in 1983 and served as corporate secretary from 1988 to 2002. A graduate of the University of Kentucky, Mr. Sloneker began his career with The Ohio Casualty Insurance Company in 1979. He was appointed assistant secretary in February 1988, secretary in April 1988 and vice president and secretary in May 1989. He has been part of the company's senior management group since 1989. He was named to his current position as senior vice president/human resources in 1998.


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 40th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2002). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $4.8 billion as of December 31, 2002.


Contact:  Ohio Casualty Corporation
          Fairfield, Ohio
          Analyst contact:
            Dennis E. McDaniel  (513)603-2197
            Vice President and Controller,
            Financial Accounting and
            Investor Relations
            dennis.mcdaniel@ocas.com

          Media contact:
            Cindy Denney   (513)603-2074 (ofc.)
                      .... (513)703-7372 (cell)
            Assistant Vice President, Corporate
            Communications
            cindy.denney@ocas.com